EXHIBIT 10.1

September 19, 2005

Mr. Robert I. Lipp

JPMorgan Chase & Co.

270 Park Avenue

New York, NY 10017

Dear Bob:

Bill and I are delighted that you will be able to spend more time helping us at JPMorgan Chase, and we are excited at the prospect of your joining our management team.

Although we have agreed that no employment contract is necessary, I thought that it would be helpful to summarize the general parameters that we have agreed on:

  As an employee of JPMorgan Chase & Co. ("JPMC"), you will continue to serve as a Director of the holding company and will, in addition, become Senior Advisor. At the time of your employment with JPMC your outside Director fees will be discontinued.
  You do not wish to work full-time at this point in your career, but plan to devote approximately 60% of your time to JPMorgan Chase. We agreed that in no event will any of the remaining time be devoted to working for a competitor of JPMC.
  In your position as Senior Advisor your responsibilities will include the following:
    Work with management to further develop strategy both domestically and internationally with particular emphasis on International Consumer, a major strategic opportunity.
    Remain on Risk Policy Committee on Board and be actively involved with Risk Management function of the firm.
    Be actively involved in further evolving LMC (LeadershipMorganChase) as one of our key tools in developing leadership talent and building a strong culture.
    Travel globally to help develop international strategy and to help coach and teach important operating principles and values of the Firm to all of our senior managers.
    Assist management in staying in touch with key clients and other constituents that you know and can be helpful with.
    Other such matters as would be helpful to the Chairman and Chief Executive Officer and President and Chief Operating Officer.

  You will be paid a base salary of $500,000 per year for your role as a Senior Advisor and Inside Director, earned and payable on a semi-monthly basis in accordance with our normal payroll practices.
  In addition, you will be eligible for a discretionary annual incentive compensation award which is generally made in January of the following year. The annual target amount for this annual incentive will be $3 million, which is not guaranteed. The actual amount of any such performance bonus will be based on JPMC's overall operating results as well as your individual contribution and will be paid in accordance with JPMC's cash/equity incentive table in effect at the time of the award. For performance year 2005, any such payment would be payable 65% in cash and 35% in restricted stock units. These restricted stock units will vest 50% on each of the second and third anniversaries of the grant. In the event that you leave JPMC (other than for "Cause") after one year of employment any RSUs will continue to vest in accordance with their original vesting schedule subject to your continued compliance with certain non-hire/non solicitation, non-disparagement and non-compete covenants of the awards. You will be provided an agreement detailing all of the terms of this award shortly after the grant date.
  Upon joining JPMC as an employee, you will be granted stock appreciation rights settled only in shares covering 500,000 shares of JPMC common stock, at an exercise price equal to the Fair Market Value of one share of JPMorgan Chase common stock on your date of hire. The stock appreciation awards will have a ten year term and one-third will become exercisable on each of the first three anniversaries of the grant. When your employment with JPMC ends (other than Cause), any exercisable options will remain exercisable according to the following schedule:

Completed Years of Service	Maximum Exercise Period from Grant Date
1	2 years
2	4 years
3	6 years
4	8 years
5	10 years

Your right to exercise your stock appreciation awards after your termination will be subject to your continued compliance with certain non-hire/non solicitation, non-disparagement and non-compete covenants of the award. You will be provided an agreement detailing all of the terms of this award shortly after the grant date.
  As an employee, you will become eligible to participate in JPMorgan Chase's benefits program including medical, dental, group life as well as the 401(k) Savings Plan and the Retirement Plan subject to each plan's eligibility requirements.

If this is consistent with your understanding, please sign one copy of this letter and return it to me.

Sincerely,

/s/ James Dimon

Agreed: /s/ Robert I. Lipp Date: 9/19/05

cc: William B. Harrison, Jr.